Exhibit 23.4

CONSENT OF GLOBAL LAW OFFICE

Ladies and Gentlemen,

We hereby consent to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the registration statement on Form F-3, including all amendments or supplements thereto, initially filed with the United States Securities and Exchange Commission (the “SEC”) on May 12, 2017 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) relating to the ordinary shares, par value $0.001 per share, of Fanhua Inc. We also consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

In providing these consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC promulgated thereunder.

/s/ Global Law Office

Global Law Office

May 12, 2017